Exhibit 10.31(a)

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm if publicly disclosed

Master XRP Commitment to Sell Agreement

This Master XRP Commitment to Sell Agreement (this “Agreement”) is effective the date the last Party signs (“Effective Date”) and is between Ripple Labs Singapore Pte. Ltd. (“Company”) and Tranglo Pte. Ltd., a company incorporated in Singapore (“Purchaser”). Company and Purchaser are hereby referred to as “Party” individually and together as “Parties.”

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Parties agree as follows:

1. XRP COMMITMENT

(a)	Commitment. From time to time, the Parties may enter into transactions in which Company will make available up to USD 20,000,000 worth of XRP, the digital asset native to the XRP Ledger (“XRP”), for purchase by Purchaser in accordance with this Agreement. For the purposes of this subsection, the value of XRP made available shall be calculated at the time of its deposit from time to time into the Bailment Account (as defined below) as expressed in the XRP/USD spot rate published on https://www.cryptocompare.com/ at the material time. Each such transaction is referenced herein as a “Commitment” and, unless otherwise agreed to in writing, is to be governed by this Agreement.

(b)	Commitment Procedures and Terms.

(i)	In order to initiate a Commitment, Company shall promptly deliver to Purchaser via email a written confirmation of the Commitment, substantially in the form attached hereto as Appendix A (the “Terms of XRP Commitment”) that contains information including:

1)	Purchaser’s Bailment Account address and the destination tag;
2)	the total XRP units subject to the Commitment, referred to as the “Committed XRP”;
3)	the maturity date for such Commitment (the “Maturity Date”).

(ii)	Unless Purchaser countersigns the Terms of XRP Commitment and submits an electronic countersigned copy to Company, Company will not complete the Commitment. The countersigned Terms of XRP Commitment, together with this Agreement, shall constitute the terms agreed between Company and Purchaser with respect to the Commitment to which the Terms of XRP Commitment relates.

(iii)	Subject to any and all rights Company may have in Section 1(d), upon receipt by Company of an electronic countersigned copy of the Terms of XRP Commitment from Purchaser, Company shall deliver the Committed XRP to the Bailment Account at a frequency and volume based upon Purchaser’s forecasted monthly transaction requirements.

Form 5 January 2020
Confidential- RIPPLE XRPII

(iv)	The Commitment will be deemed ‘complete’ upon delivery of all the Committed XRP to the Purchases under the Terms of XRP Commitment and as recorded on the distributed ledger to which XRP is native (“XRP Ledger”). The Company will only be obligated to complete a Commitment in the event that Purchaser returns a countersigned Terms of XRP Commitment within twenty-four (24) hours from the time Company sends such Terms of XRP Commitment to Purchaser, after which the terms of the Commitment as reflected in the Terms of XRP Commitment will expire.

(v)	After completion of the Commitment, Company shall provide to Purchaser a receipt, substantially in the form attached hereto as Appendix B and adapted as appropriate. Once completed, a Commitment cannot be cancelled, reversed or changed; Provided however, Ripple reserves the right to substitute any or all XRP in held in the Bailment Account for other XRP upon reasonable notice to Purchaser.

(vi)	In all events, and in its sole discretion, Company reserves the right to refuse to complete, or to otherwise cancel, any pending Commitment prior to receipt of Purchaser’s countersignature to the applicable Terms of XRP Commitment, even after the delivery of the Terms of XRP Commitment to Purchaser. The Company will have no liability to Purchaser if Company exercises the right set forth in the preceding sentence.

(c)	Bailment Account. With respect to each Commitment, Company shall transfer such Committed XRP to a Purchaser’s digital asset account mutually agreed by the Parties, such account being directly and wholly controlled by Purchaser (the “Bailment Account”), to be used specifically and solely in accordance with this Agreement or another agreement Purchaser may have entered into with Company.

(d)	Bailment Relationship. The Parties acknowledge and agree that the transfer of Committed XRP by Company to Purchaser’s Bailment Account pursuant to Section 1(c) is for administrative convenience to facilitate Purchaser’s ability to purchase Committed XRP at market price in accordance with Section 2. For the avoidance of doubt, the Parties acknowledge and agree that except as otherwise provided in this Agreement, the mere transfer of XRP by Company to Purchaser’s Bailment Account pursuant to Section 1(c) is not a sale or purchase of such XRP by Purchaser, is not a transfer or conveyance of legal title of the Committed XRP to Purchaser, and that Purchaser holds Committed XRP as a bailee until Purchaser withdraws the Committed XRP pursuant to Section 2(a), which shall cause legal title to such Committed XRP to transfer to Purchaser. The Parties acknowledge and agree that neither party shall treat Company’s mere transfer of Committed XRP to Purchaser’s Bailment Account as a sale or exchange for financial reporting purposes or for purposes of the United States Internal Revenue Code or state and local tax law purposes. Neither Party shall take a financial or tax reporting position, make a disclosure, or file a tax return with an applicable tax authority inconsistent with the foregoing.

(e)	Bailment Account Designation. Purchaser agrees to identify and designate the Bailment Account in Purchaser’s Books and records as a bailment account subject to this Agreement.

Form 5 January 2020
Confidential- RIPPLE XRPII

(f)	No Commingling. Purchaser agrees to not deposit, commingle, or hold any XRP in the Bailment Account other than XRP transferred by Company pursuant to the Agreement or other XRP held by Purchaser as bailee on behalf of Company. If Purchaser breaches this Section 1(f), Purchaser shall be deemed to have withdrawn all Unpurchased XRP (defined below) and Other Assets (defined below) then held in the Bailment Account, and shall purchase all such Unpurchased XRP at the Breach Price, as provide in Section 3(o), and Other Assets at their fair market value, with both rates calculated as of 12:00:01 AM PST on the date such commingling occurred.

(g)	No Encumbrance. Purchaser represents and warrants that the Bailment Account and the digital assets held therein are not subject to any pledge, security interest, lien, or encumbrance. Further, Purchaser agrees to not sell, assign, transfer, pledge, hypothecate, encumber, or otherwise dispose of the Bailment Account or the Committed XRP or Other Assets (if any) therein prior to purchase in accordance with the terms of this Agreement. If Purchaser breaches this Section 1(g), it shall be open to Company to deem that Purchaser has thereby withdrawn all Unpurchased XRP (defined below) and Other Assets (defined below) then held in the Bailment Account, and Company may, at its sole discretion, compel Purchaser to purchase all such Unpurchased XRP at the Breach Price, as provided in Section 3(o), and any Other Assets at their fair market value, with both rates calculated at 12:00:01 AM PST on the date such breach occurred.

(h)	Bailment Account Keys. Purchaser shall not share the public address of the Bailment Account with any third party other than Company and its Affiliates. Purchaser acknowledges and agrees that the security of the Bailment Account created and maintained by Purchaser shall be the sole responsibility of Purchaser.

(i)	Return or Purchase of XRP. Without limiting Sections 1(f), 1(g), 1(h), 3(c), and 6, with respect to each Commitment, on or prior to the applicable Maturity Date, Purchaser may return the Committed XRP minus any Committed XRP under such Commitment that has been purchased by Purchaser pursuant to Section 2 (“Unpurchased XRP”). If Purchaser does not return such Unpurchased XRP to Company by 12:00:01 AM PST on the Maturity Date, at Company’s election in its sole discretion:

(i)	Purchaser shall pay Company an amount equal to the number of units of Unpurchased XRP multiplied by the Breach Price, as provided in Section 3(o), as of 12:00:01 AM PST on the Maturity Date; or

(ii)	Company may exercise its power of attorney (per Section 8(e) below) and gain control over the Unpurchased XRP in the Bailment Account. Further, if Company elects to exercise its power of attorney and discovers that the number of units of XRP in the Bailment Account is less than the number of units of Unpurchased XRP, then Purchaser shall pay Company an amount equal to the difference between the number of units of Unpurchased XRP minus the actual number of units of XRP in the Bailment Amount multiplied by the Breach Price, as provided in Section 3(o), as of 12:00:01 AM PST on the Maturity Date.

Each such payment must be made within five (5) Business Days following the Maturity Date.

Form 5 January 2020
Confidential- RIPPLE XRPII

(j)	Return or Purchase of Other Assets. Without limiting Sections 1(f), 1(g), 1(h), 3(c), and 6, Purchaser shall deliver any other asset, property, right, or entitlement arising from a split, fork, airdrop, or similar occurrence of the Committed XRP (collectively “Other Assets”), with such delivery being made to a wallet identified by Company, unless Company waives its rights to such Other Assets. If Purchaser does not return such Other Assets to Company by 12:00:01 AM PST on the Maturity Date, at Company’s election in its sole discretion:

(i)	Purchaser shall pay Company the fair market value of such Other Assets as of 12:00:01 AM PST on the Maturity Date; or

(ii)	Company may exercise its power of attorney and gain control over the Other Assets in the Bailment Account. Further, if Company elects to exercise its power of attorney (per Section 8(e) below) and discovers that the number of units of the Other Assets in the Bailment Account is less than the expected number of units of the Other Assets, then Purchaser shall pay Company an amount equal to the difference between the fair market value of the expected number of units of the Other Assets and the actual number of units of the Other Assets in the Bailment Account, as of 12:00:01 AM PST on the Maturity Date.

Each such payment must be made within 5 Business Days following the Maturity Date.

2. XRP PURCHASES AND FEES

(a)	Withdrawal of XRP. For the purposes of this Agreement, Company shall provide Purchaser with exclusive access and control over a node on the Company’s RippleNet system (“RippleNet Node”) and Purchaser agrees that all withdrawals of XRP from the Bailment Account shall be made via Purchaser’s RippleNet Node. Purchaser utilises its RippleNet Node to purchase XRP for USD from the Bailment Account. Such purchase shall occur at an XRP/USD spot price provided by RippleNet, which is ultimately derived from a mutually agreed upon rate quote (“Market Rate”). Purchaser is deemed to have purchased Committed XRP from Company when such Committed XRP is withdrawn from the Bailment Account through use of its RippleNet Node. If Purchaser withdraws XRP from the Bailment Account without utilising its RippleNet Node, Purchaser is deemed to have purchased the Committed XRP at the USD/XRP Breach Price, provided in Section 3(o), as of the time of such withdrawal. Company shall retain reasonable records regarding the Market Rate on a per transaction basis. For the avoidance of doubt, upon each withdrawal, Purchaser shall be deemed to have purchased the XRP from Company, and Purchaser’s obligation to repay the withdrawn XRP to Company on the applicable Maturity Date shall terminate.

(b)	Purchase Invoices. On a weekly basis for any week where Purchaser has withdrawn XRP, Company will invoice Purchaser for an amount of US Dollars equal to the sum of all USD purchase prices for withdrawals for that week on the following Monday of the next week. Purchaser shall pay the Company the USD for the amount noted on any undisputed invoice on the invoice date. Purchaser shall send Company a receipt (i.e. confirmation of a wire transfer, etc.) confirming such payment on or before the invoice due date.

Form 5 January 2020
Confidential- RIPPLE XRPII

(c)	Late Fees. If any undisputed invoices are past due, and without limiting its other rights or remedies, Company reserves the right to impose a late payment charge of one percent (1%) per month or the maximum rate permitted by Law (whichever is less) for each day that payment thereof is due but not yet paid. Such late payment interest will be compounded daily as of the due date until Company’s receipt of payment of the outstanding amount. Ripple reserves the right to treat non-payment of undisputed amounts and applicable taxes as a material breach of this Agreement.

3. TERMS AND CONDITIONS OF THE PURCHASE

(a)	Conditions Precedent to initial Commitment. The Company’s obligation to make the initial Commitment is subject to the condition precedent that Company shall consent to or shall have received, in form and substance satisfactory to Company, such documents, and completion of such other matters, as Company may reasonably deem necessary or appropriate, including, without limitation:

(i)	original Transaction Documents, each duly executed by Purchaser;

(ii)	the Operating Documents, certified as a true copy by a director, officer, or secretary of Purchaser, and certificates of legal existence of Purchaser, as of a date no earlier than ten (10) days prior to the Effective Date;

(iii)	resolutions/consents of Purchaser’s board of directors authorizing the execution, delivery and performance of the Transaction Documents;

(iv)	Purchaser shall countersign the Terms of XRP Commitment and submit an electronic countersigned copy to Company;

(v)	the representations and warranties in Section 4 hereof shall be true, accurate and complete in all material respects on the date of the Commitment; provided, however, that (1) such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and (2) those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from such Commitment; and

(vi)	confirmation by Company, in its reasonable discretion, that there has not been any Material Adverse Change as of the Effective Date.

(b)	Conditions Precedent to further Commitment. Except in the case of the initial Commitment, Company’s obligation to make a Commitment is subject to the condition precedent that Company shall consent to or shall have received, in form and substance satisfactory to Company, such documents, and completion of such other matters, as Company may reasonably deem necessary or appropriate, including, without limitation:

(i)	Purchaser shall countersign the Terms of XRP Commitment and submit an electronic countersigned copy to Company; and

Form 5 January 2020
Confidential- RIPPLE XRPII

(ii)	representations and warranties in Section 4 hereof shall be true, accurate and complete in all material respects on the date of the Commitment; provided, however, that (1) such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and (2) those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from such Commitment.

(c)	Restrictions on Committed XRP. Purchaser represents that it is not purchasing and will not purchase Committed XRP for investment purposes or with an expectation of profit. Company may monitor Purchaser’s Bailment Account activity to evaluate compliance with such requirements. In the event Company reasonably believes Purchaser has breached the foregoing requirements, Company may immediately terminate this Agreement and Purchaser shall return all Unpurchased XRP along with any Other Assets within five (5) Business Days in accordance with Sections 1(i) and 1(j), as applicable.

(d)	Taxes/Set-offs. All payments made by the Purchaser under this Agreement or any other Transaction Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and for avoidance of doubt, such payments shall also exclude net income taxes and franchise taxes (imposed in lieu of or in addition to net income taxes) imposed on the Company as a result of a present or former connection between the Company and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Company having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Transaction Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non Excluded Taxes”) or other taxes are required to be withheld from any amounts payable to the Company hereunder or any other Transaction Document, the amounts so payable to the Company shall be increased to the extent necessary to yield to the Company (after payment of all Non-Excluded Taxes and other taxes) interest or any such other amounts payable hereunder or any other Transaction Document, at the rates or in the amounts specified in this Agreement or any other Transaction Document. The Purchaser shall pay all Non Excluded Taxes, it being understood and agreed that the Company shall be entitled but not obliged to pay any such Non Excluded Taxes and the Purchaser shall on demand indemnify the Company against those Non Excluded Taxes and against any costs and expenses so incurred by it in discharging them. For the avoidance of doubt, the Company is not responsible for any taxes that Purchaser is legally obligated to pay in any jurisdiction in which such taxes are incurred or arise in connection with Purchaser’s business activities (under this Agreement or any other Transaction Document or otherwise). The Purchaser must pay all sums due to the Company under this Agreement or any other Transaction Document in full, without setoff, abatement, discount, counterclaim or reduction. The obligations of the Purchaser hereunder shall survive the termination of this Agreement.

Form 5 January 2020
Confidential- RIPPLE XRPII

(e)	Financial Statements and Information. During the term of this Agreement, Purchaser will provide financial statements and other information as reasonably requested in writing by Company. In the event of a Material Adverse Change to Purchaser, Purchaser shall inform Company in writing within ten (10) days of such Material Adverse Change but in no event after the next Commitment. Further, at Company’s election in its sole discretion:

(i)	Purchaser shall pay Company an amount equal to the number of units of Unpurchased XRP multiplied by the Breach Price, as provided in Section 3(o), as of 12:00:01 AM PST on the Maturity Date; or

(ii)	Company may exercise its power of attorney (per Section 8(e) below) and gain control over the Unpurchased XRP in the Bailment Account. Further, if Company elects to exercise its power of attorney and discovers that the number of units of XRP in the Bailment Account is less than the number of units of Unpurchased XRP, then Purchaser shall pay Company an amount equal to the difference between the number of units of Unpurchased XRP minus the actual number of units of XRP in the Bailment Amount multiplied by the Breach Price, as provided in Section 3(o), as of 12:00:01 AM PST on the Maturity Date.

(iii)	Without prejudice to the generality of the foregoing, Purchaser shall provide Company with the following documents on a monthly basis - (1) the Purchaser’s management accounts, including but not limited to P&L statements and its Balance Sheet, and (2) any additional information requested by Company to reasonably satisfy itself as to the Purchaser’s ongoing commitment to honour Sections 3(b) and (c) of this Agreement.

(f)	Compliance Audit Rights. During the term of this Agreement, no more frequently than once per year, at the sole cost of Company, and provided that Company gives Purchaser 14 days prior written notice, Company may audit Purchaser’s policies, procedures and records relating to its compliance with Requirement of Law related to its anti-money laundering, terrorist financing, economic sanctions and asset control programs (collectively, “Compliance Programs”). Notwithstanding the foregoing, Company and its Affiliates may audit Purchaser more frequently in the event (i) a governmental or regulatory authority requires Company to perform an audit, (ii) Company reasonably believes an audit is necessary to address a threat or material risk to its business or (iii) a prior audit has resulted in findings of non-compliance with Requirement of Law, or significant deficits in its Compliance Programs (collectively, “Negative Findings”). In the event that an audit results in any Negative Findings, Company may in its sole discretion (a) terminate this Agreement, or (b) provide Purchaser with 30 days to remediate such Negative Findings and provide Company evidence of such remediation, which Company shall judge the sufficiency of within its sole discretion. Purchaser’s failure to reasonably cooperate with any audit shall be considered a material breach of this Agreement.

Form 5 January 2020
Confidential- RIPPLE XRPII

(g)	Notice of Personnel Changes. In the event that Purchaser’s Bank Secrecy Act Officer, Chief Compliance Officer, the equivalents thereof, or any other key management personnel responsible for Purchaser’s Compliance Programs is replaced or leaves Purchaser’s organization (“Personnel Change”), Purchaser shall give Company notice of such Personnel Change, including the date of its occurrence and any interim or replacement plans within 14 days of it taking effect.

(h)	Risk of Loss. Immediately upon Company’s delivery of the Committed XRP to the Bailment Account, all risk of loss related to such Committed XRP passes to Purchaser. Purchaser acknowledges and agrees that Company has no liability to Purchaser or any third party for any loss, theft or misuse of any XRP that Company has delivered to Purchaser as provided in this Agreement.

(i)	Purchaser Acknowledgement. Purchaser acknowledges and agrees that (i) the Committed XRP does not represent a right to make any demand on Company, (ii) Company has no obligation to redeem or exchange the Committed XRP for monetary value, goods, services or any other item, (iii) Company is not responsible for any use by Purchaser or any third party of the Committed XRP, (iv) Purchaser does not have the right to receive periodic account statements and valuations from Company, (v) XRP is not intended to constitute securities of any form, units in a business trust, units in a collective investment scheme or any other form of regulated investment or investment product in any jurisdiction, (vi) this Agreement is not to be construed, interpreted, classified or treated as enabling, or according any opportunity to, Purchaser to participate in or receive profits, income, or other payments or returns arising from or in connection with Company or its Affiliates, XRP, or the XRP Ledger, or to receive sums paid out of such profits, income, or other payments or returns, and (vii) this Agreement does not constitute a prospectus or offer document of any sort and is not intended to constitute an offer of securities of any form, units in a business trust, units in a collective investment scheme or any other form of regulated investment or investment product in any jurisdiction or a solicitation for any form of investment in any jurisdiction.

(j)	Responsibility to Purchaser’s Purchasers. Purchaser is responsible for all Purchaser service and other issues or claims that relate to Purchaser’s distribution or sale of the Committed XRP. Purchaser shall make no representations or warranties to any other party concerning, or on behalf of, Company.

(k)	Publicity. Neither Party may issue any press release or make any other public statement with respect to this Agreement and its terms and conditions unless the content, timing and method of distribution of the press release or public statement has been approved in writing by the other Party.

Form 5 January 2020
Confidential- RIPPLE XRPII

(l)	Confidentiality. Each Party shall maintain all Confidential Information it receives in strict confidence and not disclose any Confidential Information to any third party, unless agreed upon in writing. A Party may disclose Confidential Information required to be disclosed by law, regulation, or a valid court order if that Party (i) gives the other Party timely notice, unless legally prohibited, so that other Party may seek a protective order, confidential treatment, or other appropriate relief and (ii) discloses only the portion of Confidential Information that is necessary to comply with such law, regulation, or order. The obligations in this sub-paragraph are in addition to, and do not supersede, any confidentiality and nondisclosure obligations provided in any other written agreement between the Parties. “Confidential Information” means the terms of this Agreement and any non-public information or materials provided by either Party to the other Party in connection with the performance of this Agreement, but does not include any information or materials that: (A) was previously known to the receiving party free of any obligation to keep it confidential, (B) becomes generally available to the public through no wrongful act, (C) is rightfully received from a third party under no obligation of confidence to such third party, (D) is independently developed by the receiving party without reference to information which has been disclosed pursuant to this Agreement, or (E) is required to be disclosed in invoice to comply with all applicable laws, administrative process, stock exchange rule or governmental or court invoices; provided, however, that in a circumstance in which disclosure is compelled by applicable law, administrative process, stock exchange rule or governmental or court invoices, the party that is subject to such compelled disclosure shall limit the disclosure to only that information that must be disclosed to comply with the invoice and shall give the other party timely notice of such compelled disclosure so that the other party may seek to protect such information.

(m)	Indemnification. Purchaser agrees to defend, indemnify and hold Company, its Affiliates, and their respective employees, shareholders, directors, and representatives (together with Company and its Affiliates, or any of their respective employees, shareholders, directors or representatives the (“Company Indemnitees”)) harmless and settle against any Claim or Loss, including attorneys’ fees and any fines, fees or penalties imposed by any regulatory authority, arising out of or related to: (i) any violation of any Requirement of Law by Purchaser or Purchaser’s employees, contractors, or agents in connection with this Agreement, (ii) any breach of this Agreement by Purchaser or Purchaser’s employees, contractors, or agents, and (iii) any use, distribution or resale of the Committed XRP by Purchaser or by Purchaser’s employees, contractors or agents. Nothing in this Clause shall restrict or limit any Company Indemnitee’s general obligation at law to mitigate any Loss it may suffer as a result of an event that may give rise to a Claim or Loss under this indemnity. Notwithstanding anything to the contrary in this Agreement, Purchaser is not obligated to indemnify, hold harmless, or defend Company against any claims, demands, losses, expenses, and liabilities arising out of Company’s gross negligence, fraud, or willful misconduct in the performance of this Agreement. “Claim” means any claim, action, audit, investigation, inquiry or other proceeding brought or instituted against Company Indemnitees by a person or entity other than Purchaser. “Loss” means any claim, cost, loss, damage, judgment, penalty, interest and/or expense (including reasonable attorneys’ fees) arising out of any Claim.

Form 5 January 2020
Confidential- RIPPLE XRPII

(n)	Indemnification Procedure. In connection with any Claim or Loss, Company shall give Purchaser prompt notice of the Claim or Loss (however, that any delay in notification will not relieve Purchaser of its obligation to indemnify, except and solely to the extent that the delay actually prejudices Purchaser). In addition, Company will cooperate with Purchaser in connection with the defense and settlement of the Claim or Loss, with Purchaser having the right to choose counsel. Purchaser shall not enter into any settlement or compromise of any Claim or Loss without Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement or compromise arises from or is part of any criminal action, suit, or proceeding, contains a stipulation to or admission or acknowledgement of any liability or wrongdoing (whether in contract, tort or otherwise) on the part of Company, or otherwise requires Company to refrain from or take material action (such as payment of fees). At its cost, Company has the right to participate in the defense or settlement of the Claim or Loss with counsel of its own choosing at Company’s own expense.

(o)	Breach Price. The Breach Price is equal to the real-time, USD/XRP spot rate as published on https://www.cryptocompare.com/, plus ten percent (10%).

4. REPRESENTATIONS AND WARRANTIES AND COVENANTS

(a)	Representations and Warranties. To induce Company to enter into, and act under, this Agreement, Purchaser represents and warrants to Company as of the date hereof and on each date of purchase of XRP as follows:

(i)	Organization, Good Standing and Power. Purchaser is a duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized and/or formed and with the power to own its assets and to transact business, including without limitation the Terms of XRP Commitment and all of its obligations hereunder, in such jurisdiction, and in such other jurisdictions where its business is conducted.

(ii)	Binding Obligation. This Agreement and each of the other Transaction Documents to which Purchaser is a party constitutes legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(iii)	Authority and No Conflict. The execution, delivery and performance by Purchaser of this Agreement, including without limitation the purchase and receipt and holding of XRP has been duly authorized by all organizational action, and does not (i) conflict with any of Purchaser’s organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Purchaser, or any of its property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 4(b)(iii), or (v) constitute an event of default under any material agreement by which Purchaser or its respective properties, is bound. Purchaser is not in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

Form 5 January 2020
Confidential- RIPPLE XRPII

(iv)	Litigation. To the best of the Purchaser’s knowledge, there is no action, suit, investigation, or proceeding pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser, or any of its assets which, if adversely determined, would have a Material Adverse Effect on Purchaser.

(v)	Solvent. The Purchaser is Solvent.

(vi)	Regulatory Compliance. Purchaser has not violated any Requirements of Law, the violation of which could reasonably be expected to have a Material Adverse Change. Purchaser has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue its business as currently conducted.

(vii)	Prohibited Party List Screening. The Purchaser and its Affiliates: (i) are not owned or controlled by any individual or entity subject to any sanctions administered or enforced by the United States, including the Specially Designated Nationals and Blocked Persons (“SDN”) and Sectoral Sanctions Identifications List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union and the relevant sanctions authorities of each of its member states, including the United Kingdom’s HM Treasury, or other relevant sanctions authority (collectively the “Prohibited Party Lists”); (ii) are not located, organized, or resident in Cuba, Iran, North Korea, Syria, or the Crimea Region of Ukraine, or owned or controlled by any individual, entity or government in those countries or regions; and (iii) will not use the purchased XRP to sell, transfer, permit access to, on behalf of, or for the benefit of, any individual or entity on a Prohibited Party List or otherwise in violation of U.S. export control or sanctions Requirement of Law or any similar applicable foreign Requirement of Law. The monies that Purchaser will use to purchase XRP were not and are not directly or indirectly derived from any activities that in connection with anti-money laundering and/or terrorism financing Requirement of Law or any other acts in breach or contravention of any Requirement of Law.

(viii)	Tax Returns and Payments; Pension Contributions. Purchaser has timely filed all required tax returns and reports, and Purchaser has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Purchaser in all jurisdictions in which Purchaser is subject to taxes, including the United States, unless such taxes are being contested in good faith by appropriate proceedings and as to which adequate reserved have been provided in accordance with GAAP. To the best of the Purchaser’s knowledge, Purchaser is not aware of any claims or adjustments proposed for any of Purchaser’s prior tax years which could result in additional taxes becoming due and payable by Purchaser.

Form 5 January 2020
Confidential- RIPPLE XRPII

(ix)	Full Disclosure. No written representation, warranty or other written statement of Purchaser in any certificate or written statement given to Company, as of the date such representation, warranty, or other written statement was made, taken together with all such written certificates and written statements given to Company, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Purchaser in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

(b)	Affirmative Covenants. So long as any Commitment remains or any sum remains unpaid under this Agreement, in whole or in part, Purchaser covenants and agrees that except with the prior written consent of the Company, which consent will not be unreasonably withheld, Purchaser shall do the following:

(i)	Legal existence. Maintain its and all its Affiliates’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change.

(ii)	Compliance with Laws. Purchaser shall comply with all Requirement of Law including, but not limited to, any Requirement of Law related to its activities and to its use, resale or distribution of XRP. Without limiting the foregoing, Purchaser agrees not to violate (a) any applicable domestic or foreign anti- corruption Requirement of Law, including the Prevention of Corruption Act (Cap. 241), United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act; (b) any applicable domestic or foreign Requirement of Law related to Anti-Money Laundering and anti-terrorist financing requirements, including the Monetary Authority of Singapore Act (Cap. 186), the Payment Services Act, USA Bank Secrecy Act, as amended by the USA Patriot Act and the Financial Conduct Authority’s Anti-Money Laundering Regulations; (c) any applicable sanctions Requirement of Law applied or administered by the Monetary Authority of Singapore and/or the U.S. Department of Treasury’s Office of Foreign Assets Control; (d) applicable export restrictions or other Requirement of Law, including the Customs Act (Cap. 70), United States Export Administration Regulations, as well as end user, end use and destination restrictions which may be issued by the United States and other governments; and (e) antitrust, anti-competition, or other market manipulations Requirement of Law.

(iii)	Government Approvals. Purchaser shall observe and conform to all valid requirements of any Governmental Authority relative to the conduct of its business, its properties, or its assets and will maintain and keep in full force all licenses and permits necessary to the proper conduct of its business.

Form 5 January 2020
Confidential- RIPPLE XRPII

(iv)	Notices of Litigation and Default. Purchaser will give prompt written notice to Company of any litigation or governmental proceedings pending or threatened (in writing) against Purchaser or any of its Affiliates (collectively, “Litigation”), which could reasonably be expected to result in damages or costs to Purchaser of [***] or more which could reasonably be expected to have a Material Adverse Change. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within fourteen (14) Business Days) upon Purchaser becoming aware of the existence of any Event of Default, Purchaser shall give written notice to the Company of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default.

(v)	Books and Records. Purchaser shall keep proper books of records and accounts in which full, true, and correct entries will be made of all dealings or transactions relating to its business and activities.

(vi)	Filings and Taxes. Purchaser shall (1) file all applicable reports which it is required to file with its regulatory body or bodies in a timely manner; (2) file all applicable tax returns or other statements required to be filed in connection with its business, including those for income taxes, sales taxes, property taxes, payroll taxes, payroll withholding amounts, contributions, and similar items; (3) maintain appropriate reserves for the accrual of the same; and (4) pay when due all such taxes, or sums or assessments made in connection therewith, unless such taxes are being contested in good faith by appropriate proceedings and as to which adequate reserved have been provided in accordance with GAAP.

(vii)	Further Assurances. The Purchaser shall, unless legally prohibited, deliver to the Company, within such reasonable time after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Purchaser’s business or otherwise could reasonably be expected to have a Material Adverse Change.

(c)	Negative Covenants. So long as any Commitment remains or any sum remains unpaid under this Agreement, in whole or in part, Purchaser covenants and agrees that except with the prior written consent of the Company, which consent will not be unreasonably withheld, Purchaser shall do the following:

(i)	Changes in Business, Management, Ownership, or Business Locations. Engage in any business other than the businesses engaged in by Purchaser as of the Effective Date or reasonably related thereto. Purchaser shall not, without at least thirty (30) days’ prior written notice to Company: (A) change its jurisdiction of organization, (B) change its organizational structure or type, (C) change its legal name, or (D) change any organizational number (if any) assigned by its jurisdiction of organization.

Form 5 January 2020
Confidential- RIPPLE XRPII

(ii)	Mergers or Acquisitions. (i) Merge, amalgamate or consolidate with any other Person, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to any Person (whether now owned or hereafter acquired) (except to the extent that the surviving entity confirms that it continues to be bound by all of the obligations of its predecessors to Company, all as confirmed by such additional documentation as Company shall reasonably request), or (ii) acquire (or allow any Affiliate to acquire), all or substantially all of the capital stock, shares or property of another Person. Without limiting the foregoing, Purchaser shall notify Company in advance of Purchaser’s entry into any binding contractual arrangement with any Person to attempt to facilitate a merger or acquisition of Purchaser or to acquire all or substantially all of its assets or to acquire (or allow any Affiliate to acquire), all or substantially all of the capital stock, shares or property of another Person.

(iii)	Indebtedness. Create, incur, assume, or be liable for any Indebtedness other than Permitted Indebtedness.

(d)	Financial Covenants. The Financial Covenants detailed in Appendix F are hereby incorporated into this Agreement by reference.

5. DISCLAIMERS, LIMITATIONS AND RESERVATIONS

(a)	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES IN RELATION TO THE COMMITTED OR PURCHASED XRP, THIS AGREEMENT OR ITS PERFORMANCE HEREUNDER, INCLUDING (WITHOUT LIMITATION) IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. PURCHASER SHALL HAVE NO RECOURSE AGAINST COMPANY, ITS AFFILIATES, EMPLOYEES, DIRECTORS, OR OFFICERS FOR ANY LIABILITIES OF ANY TYPE INCURRED BY PURCHASER AND/OR ITS AFFILIATES AS A RESULT OF ITS USE, RESALE, OR DISTRIBUTION OF XRP, INCLUDING THE MATERIALIZATION OF ANY OF THE RISKS IN SECTION 7.

(b)	IN NO EVENT SHALL A PARTY, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES OR REPRESENTATIVES, BE LIABLE TO PURCHASER FOR ANY SPECIAL, INCIDENTAL, INDIRECT, INTANGIBLE, PUNITIVE, HYBRID, ENHANCED OR CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOSS OF PROFITS OR LOST BUSINESS OPPORTUNITIES WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES OR SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED REMEDY OR ITS ESSENTIAL PURPOSE. THE COMPANY, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES OR REPRESENTATIVES’ ENTIRE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT WILL IN NO EVENT EXCEED THE AGGREGATE PURCHASE PRICE PAID BY PURCHASER UNDER THIS AGREEMENT IN THE 12 MONTHS PRIOR TO THE EVENT GIVING RISE TO THE CLAIM.

Form 5 January 2020
Confidential- RIPPLE XRPII

6. TERM AND TERMINATION

(a)	Term. The term of this Agreement commences on the Effective Date and continues thereafter for three (3) years.

(b)	Termination by Notice. The Parties may terminate this Agreement by ten (10) days written notice (“Termination Date”); provided, however, that Purchaser may not terminate this agreement unless the Maturity Dates of any and all Commitments have passed, and Purchaser has satisfied all of its obligations hereunder, including but not limited to its obligation to return all Unpurchased XRP and all Other Assets in accordance with Sections 1(i) and 1(j) and to pay any outstanding invoices.

(c)	Termination for Default. Without limiting any other right or remedy Company may have at law or otherwise, if an Event of Default occurs, then Company may terminate this Agreement as provided in Section 8.

(d)	Effect of Termination. The expiration or termination of this Agreement, for any reason, shall not release either Party from any obligation or liability to the other Party, including any payment obligation, that: (i) has already accrued hereunder; (ii) comes into effect due to the expiration or termination of this Agreement; or (iii) otherwise survives the expiration or termination of this Agreement. This includes, but is not limited to Sections 2(b) and 2(c), and Purchaser’s obligation to comply with Section 1(i) as to any Unpurchased XRP and Section 1(j) as to any Other Assets and to pay all outstanding invoices.

7. REQUIRED DISCLOSURES

(a)	Purchaser acknowledges and agrees that Purchaser cannot cancel, reverse, or change any XRP transaction that has been completed, as recorded on the XRP Ledger, including as described in Section 1(b) provided always that Purchaser shall have the right to lodge a request to Company to take cognizance that certain discrepancies have been or can be reconciled or disregarded.

(b)	Purchaser acknowledges and agrees that Purchaser is solely responsible for maintaining adequate security and control of any and all IDs, passwords, hints, personal identification numbers (PINs), secret keys or any other codes that Purchaser uses to access the Committed XRP (“Purchaser Credentials”). Any loss or compromise of Purchaser Credentials may result in unauthorized access to the Committed XRP by third-parties and the loss or theft of such XRP. The Company assumes no responsibility for any loss that Purchaser may sustain due to compromise of Purchaser Credentials.

Form 5 January 2020
Confidential- RIPPLE XRPII

(c)	Company makes no representations or warranties with respect to the regulatory classification of XRP in any jurisdiction, including the United States and Purchaser agrees that it is not relying on any such representations or warranties in entering into this Agreement. In addition, Purchaser acknowledges the following material risks associated with virtual currency, including XRP:

(i)	Virtual currency is not legal tender, is not backed by the government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Investor Protection Corporation protections.

(ii)	Legislative and regulatory changes or litigation or actions at the state, federal, or international level may adversely affect the use, transfer, exchange, and value of virtual currency, including XRP.

(iii)	Transactions in virtual currency may be irreversible and, accordingly, losses due to fraudulent or accidental transactions may not be recoverable.

(iv)	Some virtual currency transactions shall be deemed to be made when recorded on a public ledger, which is not necessarily the date or time that the transaction is initiated.

(v)	The value of virtual currency may be derived from the continued willingness of market participants to exchange fiat currency for virtual currency, which may result in the potential for permanent and total loss of value of a particular virtual currency should the market for that virtual currency disappear.

(vi)	There is no assurance that a person who accepts a virtual currency as payment today will continue to do so in the future.

(vii)	The volatility and unpredictability of the price of virtual currency relative to fiat currency may result in significant loss over a short period of time.

(viii)	The nature of virtual currency may lead to an increased risk of fraud or cyber attack.

(ix)	The nature of virtual currency means that any technological difficulties experienced by Company may prevent the access or use of a Purchaser’s virtual currency.

(x)	Any bond or trust account maintained by Company for the benefit of its Purchasers may not be sufficient to cover all losses incurred by Purchasers.

(d)	If Purchaser has any questions, needs assistance, or wishes to contact Company with a complaint, Purchaser may contact Company’s Purchaser Support at complaints@ripple.com, Tel: + (800) 887-4084, or 315 Montgomery St., 2nd Floor, San Francisco, CA 94104, USA to the attention of the Ripple Legal Department. If Purchaser is dissatisfied with the manner in which a complaint has been handled, or for any other reason, Purchaser can also refer the matter to the New York State Department of Financial Services (“NYDFS”) located at: One State Street, New York, NY 10004- 1511, USA; Tel: + (800) 342-3736 (Monday through Friday, 8:30 AM to 4:30 PM EST). To file an electronic compliant with NYDFS, visit https://myportal.dfs.ny.gov/web/guest-applications/consumer-complaint.

Form 5 January 2020
Confidential- RIPPLE XRPII

(e)	Purchaser acknowledges and agrees that Company may share information concerning Purchaser in accordance with Company’s Privacy Policy Addendum (attached as Appendix C) including, without limitation, sharing such information (i) with appropriate state and federal regulatory authorities in connection with the transactions contemplated by this Agreement, (ii) in response to a court or government order, and (iii) with other Affiliates of Company in accordance with applicable laws. Lastly, Purchaser agrees that Company may obtain and use such information as may be necessary for legitimate business needs in connection with the operation of Company and its Affiliates.

8. EVENTS OF DEFAULT AND REMEDIES

(a)	Events of Default. Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

(i)	Payment Default. Purchaser fails to (1) make any payment of principal or fees on its due date, or (2) pay any other Obligations within two (2) Business Days after such Obligations are due and payable (which two (2) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 8(b) hereof). During the cure period, the failure to cure the payment default is not an Event of Default;

(ii)	Covenant Defaults. The Purchaser breaches or fails or neglects to perform:

(1)	any obligation in Section 4(a)(vii) or Purchaser violates any covenant in Section 4(b) or 4(c), and such breach, failure to perform, or failure to cure any such breach or failure, shall continue unremedied for a period of two
(2) Business Days; or

(2)	keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Transaction Document, and has failed to cure the default within thirty (30) days after the occurrence thereof;

provided, however, that if the default cannot by its nature be cured within the a ten (10) day period or cannot after diligent attempts by Purchaser be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Purchaser shall, with Company’s prior consent, have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period and the failure to cure such default shall not be deemed an Event of Default;

(iii)	Material Adverse Change. A Material Adverse Change occurs;

(iv)	Death/Dissolution. The death, dissolution or termination of existence of the Purchaser;

(v)	Insolvency. (1) Purchaser, or any Affiliate thereof is or becomes Insolvent; (2) Purchaser or any Affiliate thereof begins an Insolvency Proceeding; (3) an Insolvency Proceeding is begun against Purchaser or any Affiliate thereof and not dismissed or stayed within sixty (60) days or (4) the appointment of a receiver for the Purchaser;

Form 5 January 2020
Confidential- RIPPLE XRPII

(vi)	Other Agreements. There is a default in any agreement to which Purchaser is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of [***] that could reasonably be expected to have a Material Adverse Change;

(vii)	Garnishment/Liens. Any writ of attachment, garnishment, execution, tax lien or similar instrument is issued against any of Purchaser’s property that may result in a Material Adverse Change.

(viii)	Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least [***] (collectively, “Judgment”) shall be rendered against Purchaser and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof that may result in a Material Adverse Change, provided that such Judgment does not relate to the performance of services for Company in accordance with any applicable services agreement between Company or its Affiliate and Purchaser; or

(ix)	Misrepresentations. Purchaser makes any representation, warranty, or other statement now or later in this Agreement, any Transaction Document or in any writing delivered to Company or to induce Company to enter this Agreement or any Transaction Document, and such representation, warranty, or other statement is incorrect in any material respect when made and such incorrect representation, warranty, or other statement, if capable of being cured, remains so incorrect for a period of thirty (30) days thereafter.

(b)	Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Company may, without notice or demand, do any or all of the following:

(i)	deliver notice of the Event of Default to Purchaser,

(ii)	by notice to Purchaser declare: (1) all Obligations immediately due and payable (but if an Event of Default described in Section 8(a)(v) occurs all Obligations shall be immediately due and payable without any action by Company); and (2) any Unpurchased Committed XRP to be immediately returned (in the case of the Committed XRP) or due and payable (in the case of purchased XRP), in whole or in part (but if an Event of Default described in Section 8(a)(v) occurs any Unpurchased Committed XRP (in the case of the Committed XRP) or purchased XRP (in the case of purchased XRP) shall be immediately returned (in the case of the Committed XRP) or due and payable (in the case of purchased XRP), in whole are in part, without any action by Company);

(iii)	by notice to Purchaser suspend or terminate the obligations, if any, of Company hereunder, including without limitation, to honor Commitments, allow withdrawals of Committed XRP, advance money or extend credit for Purchaser’s benefit under this Agreement (but if an Event of Default described in Section 8(a)(v) occurs all obligations, if any, of the Company to honor Commitments, allow withdrawals of Committed XRP, advance money or extend credit for Purchaser’s benefit under this Agreement shall be immediately terminated without any action by Company); or

Form 5 January 2020
Confidential- RIPPLE XRPII

(iv)	exercise all rights and remedies available to Company under the Transaction Documents, at law or equity, including all remedies provided under the Code. Purchaser hereby agrees to waive any requirement for the securing or posting of any bond in connection with the exercise of any remedy by Company.

(c)	Insolvency Proceedings. Without limiting the rights of Company set forth in Section 8(b) above, upon the occurrence and during the continuance of an Event of Default, Company shall have the right to commence and prosecute and Insolvency Proceeding against Purchaser.

(d)	Other Rights. Without limiting the rights of Company set forth in Sections 8(b) and (c) above, upon the occurrence and during the continuance of an Event of Default, Company shall have the right, without notice or demand, to do any or all of the following (i) demand and receive possession of Purchaser’s Books; and (ii) subject to clauses 8(b) and (c), exercise all rights and remedies available to Company under the Transaction Documents or at law or equity.

(e)	Power of Attorney. Purchaser hereby irrevocably appoints Company as its lawful attorney-in-fact, exercisable pursuant to Sections 1(i)(ii) and 1(j)(ii); or upon the occurrence and during the continuance of an Event of Default, to take control over the Bailment Account, and to transfer the XRP therein back to the Company or any other third party the Company in its sole discretion deems appropriate.

(f)	Protective Payments. If Purchaser fails to pay any amount which Purchaser is obligated to pay under this Agreement or any other Transaction Document, Company may obtain such insurance or make such payment, and all reasonable amounts so paid by Company are Company Expenses and immediately due and payable. Company will make reasonable efforts to provide Purchaser with prior written notice of Company obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Company are deemed an agreement to make similar payments in the future or Company’s waiver of any Event of Default.

(g)	Application of Payments. Any monies or property actually received by the Company pursuant to this Agreement or any other Transaction Document shall be applied in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Purchaser irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Company from or on behalf of Purchaser of all or any part of the Obligations, and, as between Purchaser on the one hand and Company on the other, Company shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Company may deem advisable notwithstanding any previous application by Company: first, to the Company Expenses; second, to accrued and unpaid fees on the Obligations ; third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of Purchaser owing to Company under the Transaction Documents. Any balance remaining shall be delivered to Purchaser or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

Form 5 January 2020
Confidential- RIPPLE XRPII

9. MISCELLANEOUS PROVISIONS

(a)	Choice of Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with the laws of Singapore. The Parties irrevocably consent to the exclusive jurisdiction and venue of the courts of Singapore with respect to any claim, action or proceeding arising out of or in connection with this Agreement. The U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

(b)	Notice. Any notices under this Agreement shall be sent by certified or registered mail, return receipt requested, to the Notices address and party set forth below; provided, however, each Party agrees and consents to receive electronically all communications, agreements, documents, notices and disclosures that the other Party provides in connection with this Agreement, including but not limited to the Terms of XRP Commitment, notices, Commitment receipts, and any other disclosures or statements Company may be required under Requirement of Law to make to Purchaser. Notice shall be effective upon receipt at the email addresses below:

(i)	If to Company: xrpii@ripple.com with a copy to xrpmarkets@ripple.com

(ii)	If to Purchaser: weimin.teo@tranglo.com with a copy to treasury@tranglo.com

(c)	Entire Agreement; Amendments; Counterparts. This Agreement constitutes the entire contract between the Parties hereto with regard to the subject matter hereof. It supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof. Except for a writing signed by both parties, this Agreement may not be modified or amended. If any provision of this Agreement is held to be invalid, such invalidity will not affect the remaining provisions. This Agreement may be signed in any number of counterparts, each of which is an original and all of which taken together form one single Agreement. A signed copy of this Agreement transmitted by email or any other means of electronic transmission shall be deemed to have the same legal effect as an original executed copy of this Agreement.

(d)	Successors and Assigns. Purchaser may not assign any rights granted under this Agreement without the prior written consent of the Company provided however such consent shall not unreasonably withheld. The Company reserves the right to assign its rights without restriction to any Affiliates or Subsidiaries, provided that it shall provide Purchaser prior written notice of such assignment. Any attempted transfer or assignment in violation hereof shall be null and void. Subject to the foregoing, the provisions of this Agreement shall inure to the benefit of, and be binding upon, Company and its successors and assigns and be binding upon Purchaser and Purchaser’s successors and permitted assigns, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof. In addition, this Agreement is not intended to confer any right or benefit on any third party.

Form 5 January 2020
Confidential- RIPPLE XRPII

(e)	Relationship of the Parties. Nothing in this Agreement shall be construed or is intended to be construed as creating an employer-employee or agency relationship, a partnership, or a joint venture between the Parties including, for the avoidance of doubt, for purposes of applicable tax law.

(f)	Survival. Section 1, Section 2, Section 3, and Section 8 shall survive the termination or expiration of this Agreement, as well as any other provision that, in order to give proper effect to their intent, should survive such expiration or termination. Termination or expiration of this Agreement shall not affect or limit any independent rights of a Party in or to its Confidential Information under applicable laws.

(g)	Severability. If any provision of this Agreement is determined to be invalid or unenforceable under any rule, law or regulation or any governmental agency, local, state, or federal, such provision will be changed and interpreted to accomplish the objectives of the provision to the greatest extent possible under any applicable law and the validity or enforceability of any other provision of this Agreement shall not be affected.

(h)	Non-Waiver. The failure of either Party to enforce any provision of this Agreement or to exercise any rights or remedies under this Agreement will not constitute a waiver of the Party’s rights to subsequently enforce the provision or exercise those rights or remedies. No waiver hereunder shall be effective unless signed by the waiving Party and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of waiving Party under this Agreement and the other Transaction Documents are cumulative. The remedies specified in this Agreement are in addition to any other remedies that may be available at law or equity.

(i)	Force Majeure. Neither Party shall be liable for delays, failure in performance or interruption of service which result directly or indirectly from any cause or condition beyond its reasonable control (excluding any of Purchaser’s payment obligations to Company, which may be reasonably deferred but not excused), including but not limited to, any delay or failure due to any act of God, act of civil or military authorities, act of terrorists, civil disturbance, war, strike or other labor dispute, fire, interruption in telecommunications or Internet services or network provider services, failure of equipment and/or software, other catastrophe or any other occurrence which is beyond its reasonable control and shall not affect the validity and enforceability of any remaining provisions.

Form 5 January 2020
Confidential- RIPPLE XRPII

10. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

(a)	“Affiliate” of any Person means a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

(b)	“Agreement” has the meaning set forth in the preamble hereof.

(c)	“Business Day” means a day other than a Saturday, Sunday or other day on which, commercial banks in Singapore and New York City are authorized or required by law to close.

(d)	“Bailment Account” has the meaning set forth in Section 1(c).

(e)	“Breach Price” has the meaning set forth in Section 3(o).

(f)	“Claim” has the meaning set forth in Section 3(m).

(g)	“Code” or “UCC” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York.

(h)	“Commitment” has the meaning set forth in Section 1(a).

(i)	“Company” has the meaning set forth in the preamble hereof.

(j)	“Company Expenses” means all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Transaction Documents including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Company in connection with the Transaction Documents.

(k)	“Company Indemnitees” has the meaning set forth in Section 3(m).

(l)	“Compliance Programs” has the meaning set forth in Section 3(f).

(m)	“Confidential Information” has the meaning set forth in Section 3(l).

(n)	“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

Form 5 January 2020
Confidential- RIPPLE XRPII

(o)	“Effective Date” has the meaning set forth in the preamble hereof.

(p)	“Event of Default” has the meaning set forth in Section 8.

(q)	“GAAP” means generally accepted accounting principles in all relevant jurisdictions, consistently applied.

(r)	“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

(s)	“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

(t)	“Indebtedness” means (i) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (ii) obligations evidenced by notes, bonds, debentures or similar instruments, (iii) capital lease obligations, and (iv) Contingent Obligations for the Indebtedness of other Persons.

(u)	“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, Singapore Insolvency, Restructuring and Dissolution Act 2018 or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

(v)	“Litigation” has the meaning set forth in Section 4(b)(iv).

(w)	“Loss” has the meaning set forth in Section 3(m).

(x)	“Market Rate” has the meaning set forth in Section 2(a).

(y)	“Material Adverse Change” means a: (i) change in the circumstances or condition of Purchaser; or (ii) material adverse change in the business, operations or condition (financial or otherwise) of Purchaser, that would likely impair Purchaser’s ability to pay Company in a timely fashion or otherwise impact Purchaser’s ability to satisfy its obligations under, or Company’s ability to enforce, this Agreement.

Form 5 January 2020
Confidential- RIPPLE XRPII

(z)	“Maturity Date” has the meaning set forth in Section 1(b)(i)(3).

(aa)	“Negative Findings” has the meaning set forth in Section 3(f).

(bb)	“Non Excluded Taxes” has the meaning set forth in Section 3(d).

(cc)	“Obligations” means all of Purchaser’s obligations to pay when due any debts, principal, fees, interest, Interest, the Schedule of Payments, Company Expenses, and other amounts Purchaser owes Company now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Transaction Documents, or otherwise, and including interest or fees accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Company assigned to Purchaser, and the performance of Company’s duties under the Transaction Documents.

(dd)	“Other Assets” has the meaning set forth in Section 1(j).

(ee)	“Operating Documents” means, for any Person, such Person’s formation documents (including without limitation, any certificate of incorporation, certificate of formation, or memorandum and articles of association or constitution) and if applicable as certified by the Secretary of State (or equivalent agency or other Person) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and,

(i)	if such Person is a corporation, its bylaws or constitution in current form,
(ii)	if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and
(iii)	if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

(ff)	“Permitted Indebtedness” means:

(i)	Purchaser’s Indebtedness to Company under this Agreement and the other Transaction Documents;
(ii)	Indebtedness existing on the Effective Date and disclosed on Appendix D hereto;
(iii)	Subordinated Debt;
(iv)	unsecured Indebtedness to trade creditors incurred in the ordinary course of business; and
(v)	extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness as set out in (i) through (iv) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Purchaser.

Form 5 January 2020
Confidential- RIPPLE XRPII

(gg)	“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

(hh)	“Personnel Change” has the meaning set forth in Section 3(g).

(ii)	“Prohibited Party Lists” has the meaning set forth in Section 4(a)(vii).

(jj)	“Purchaser” has the meaning set forth preamble hereof.

(kk)	“Purchaser Credentials” has the meaning set forth in Section 7(b).

(ll)	“Purchaser’s Books” means Purchaser’s books and records including ledgers, federal, and state tax returns, records regarding Purchaser’s assets or liabilities, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

(mm)	“Requirement of Law” means as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

(nn)	“Solvent” means, with respect to any Person, the fair salable value of such Person’s consolidated assets exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature.

(oo)	“Subordinated Debt” means indebtedness incurred by Purchaser or any of its Subsidiaries subordinated to all Indebtedness of Purchaser and/or its Affiliates to Company (pursuant to a subordination, or other similar agreement in form and substance satisfactory to Company entered into between Purchaser and/or any of its Subsidiaries, and the other creditor), on terms acceptable to Company.

(pp)	“Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

(qq)	“Termination Date” has the meaning set forth in Section 6(b).

(rr)	“Transaction Documents” means, collectively, this Agreement and any other present or future agreement entered into by Purchaser, if any, or any other Person for the benefit of Company in connection with this Agreement, all as amended, restated, or otherwise modified from time to time.

(ss)	“Transaction Party” means any party whose identifiable information is provided by Purchaser or received by Purchaser in relation to a purchase of XRP under this Agreement, and (i) who is a natural person; or (ii) in the case of a legal entity, the legal entity itself and any party that owns or controls directly, or indirectly, fifty percent (50%) or more of that legal entity.

(tt)	“Unpurchased XRP” has the meaning set forth in Section 1(i).

(uu)	“XRP” has the meaning set forth in Section 1(a).

[Remainder of page intentionally left blank; signature page to follow.]

Form 5 January 2020
Confidential- RIPPLE XRPII

As of the Effective Date, the Parties agree to be bound and have caused this Agreement to be executed.

PURCHASER		COMPANY

By:	/s/ Lee Yuan Hui	By:	/s/ Eric van Miltenburg
Name:	Lee Yuan Hui	Name:	Eric van Miltenburg
Title:	Director	Title:	Director
Date:	03 / 11 / 2022	Date:	03 / 10 / 2022
Address:	105, Cecil Street #22-11, The Octagon, 069534 Singapore	Address:	315 Montgomery, Floor 2, San Francisco, CA 941019

Form 5 January 2020
Confidential- RIPPLE XRPII

Appendix A

Today’s Date:	[Current date]

Summary of XRP Commitment

NOT A RECEIPT OR OFFER

The Purchaser would like to acquire units of XRP, the decentralized digital asset that is native to the XRP Ledger, on the following terms:

Purchaser Name:	[Full name of Purchaser]
Bailment Account[1] Address[2]:	[Bailment Account address]
Destination Tag:	[Destination tag, if applicable]
Transaction Type:	Commitment to Purchaser

Commitment Delivery Date:	[Expected delivery date]

Total XRP Units:	[Number of XRPs]
Applicable fees, expenses or charges:
Maturity Date:	[Insert date 3 months after Commitment delivery date]

Additional terms, if applicable:

This Terms of XRP Commitment is being delivered pursuant to, and is governed by, the terms and conditions of the Master XRP Commitment to Sell Agreement between the parties, dated as of [__________]. Once completed, the transaction cannot be cancelled or revoked. For the avoidance of doubt, once executed the transaction may not be undone.

Agreed and Acknowledged:

[FULL PURCHASER NAME]	Ripple Labs Singapore Pte Ltd

By:	By:
Name:	Name:
Title:

[1] As that term is defined in the Master XRP Commitment to Sell Agreement.

[2] The unique public cryptographic key specified by Purchaser as the address to which any Committed XRP will be delivered. Purchaser confirms that the Bailment Account Address listed is directly and wholly owned by Purchaser.

Form 5 January 2020
Confidential- RIPPLE XRPII

Appendix B

Today’s Date:	[Current date]

RECEIPT

Purchaser Name:	[Full name of Purchaser]
Receiving XRP Address[1]:	[Receiving XRP Ledger wallet address]
Receiving Destination Tag:	[Destination tag, if applicable]
Receiving Financial Institution Name:	[Name of receiving exchange/custodian, if applicable]
Transferor[2] XRP Address:	[XRP II XRP Ledger address]
Transaction ID (hash):	[Transaction hash]
Transaction Type:	[Purchase by Purchaser/Lease to Lessee/Commitment to Purchaser]
Total XRP Units:	[Number of XRPs] Units [priced at $[Unit price] per Unit, if applicable]
Total Transaction Value:	$[Total value, if applicable]
Date and Time of Transaction:	[Transaction date and time]

Additional terms, if applicable:

The Commitment of the Total XRP Units specified above is governed by the terms and conditions of the Master XRP Commitment to Sell Agreement (the “Agreement”) between Ripple Labs Singapore Pte. Ltd. (the “Company”) with offices at [physical address of Ripple entity] and [Purchaser name] (“Purchaser”) with offices at [physical address of Purchaser], including but not limited to the liability provisions. Once a Commitment is completed, a Commitment cannot be undone, cancelled or reversed. For the avoidance of doubt, there are no refunds for interests or other payments, if any, associated with a Commitment.

[1] The unique public cryptographic key specified by Purchaser as the address to which any XRP was delivered.

[2] The unique public cryptographic key of XRP II from which the XRP was delivered.

Form 5 January 2020
Confidential- RIPPLE XRPII

Appendix C

Ripple Labs Singapore Pte Ltd

PRIVACY POLICY ADDENDUM

Refer to: https://ripple.com/privacy-policy/

Form 5 January 2020
Confidential- RIPPLE XRPII

Appendix D: Permitted Indebtedness

LINE FACILITY WITH MODALKU VENTURES SDN BHD DATED 10 JANUARY 2019

-	LETTER OF OFFER DATED 10 JANUARY 2019
-	SUPPLEMENTARY LETTER OF OFFER DATED 11 MARCH 2019
-	SUPPLEMENTARY LETTER OF OFFER DATED 30 OCTOBER 2019
-	SUPPLEMENTARY LETTER OF OFFER DATED 6 MAY 2020

WORKING CAPITAL FINANCING FACILITY WITH BAY SMART CAPITAL VENTURES SDN BHD

-	LETTER OF OFFER DATED 12 MAY 2020
-	SUPPLEMENTARY LETTER OF OFFER DATED 24 SEPTEMBER 2020
-	SUPPLEMENTARY LETTER OF OFFER DATED 18 JANUARY 2021

Form 5 January 2020
Confidential- RIPPLE XRPII

Appendix F: Financial Covenants

Tangible Net Worth must remain positive at all times.

Form 5 January 2020
Confidential- RIPPLE XRPII

Work Order No. 3

This Work Order (including any attachments) (“Work Order”) is between Ripple Services Inc., a Delaware corporation (“Ripple”) and Tranglo Pte Ltd (“Customer”), is effective on 1st March 2022 (“Effective Date”), regardless the date this Work Order is signed and incorporates by reference the Master Hosted Services Agreement (including its exhibits) between the Parties with the effective date of 18 March 2021 (“Agreement”). To the extent this Work Order conflicts directly with the Agreement, the Work Order will prevail. Terms not otherwise defined in this Work Order will have the definition set forth in the Agreement.

Hosted Services	On Demand Liquidity (“ODL”)
Term	Three (3) Years
Support Services	As described in Exhibit A to the Master Hosted Services Agreement
Professional Services	See RippleNet Work Order

Hosted Services Corridor:

Sender:	X Customer ☐ Third Party (ies)
Originating Currency	☐ Fiat X XRP
Receiver:	☐ Customer X Third Party: Coins.ph
Payout Currency(ies)	X Fiat: PHP ☐ XRP
Slippage Pool:	X Yes ☐ Not Applicable
FX Margin Rate:	☐ Not Applicable ☐ FX Spot Rate X Other Rate: USD/PHP mid- market+7bps, including 5bps liquidation fee
Receiver Rate:	X Not Applicable ☐ FX Spot Rate ☐ Other Rate: Click or tap here to enter text.

1.	Hosted Services. Ripple will provide the Hosted Services as configured for the Hosted Services Corridor described in the table above. Additional Hosted Services Corridors may be added for no additional subscription or technology related fees as such Corridors are made available by Ripple by amending this Work Order.

2.	Customer Role. To the extent Customer is acting in the role of Sender and/or Receiver as identified in the tables above, Customer agrees to assume the obligations and will receive the rights associated with such roles as defined in this Work Order.

3.	FX Margin Rate Rebate With XRP As Originating Currency.

a.	Description. Subject to Section 3.j below, if the Payout Amount for a transaction is less than the amount that would have been paid out based on the FX Margin Rate (as defined in the table above)(excluding all fees), Ripple will ensure that the transaction is made whole in XRP (“Rebate”) in an amount equal to such difference from the Prefunded Amount (as defined below). If the Payout Amount (as defined below) for a transaction is more than the amount that would have been paid out based on the FX Margin Rate (excluding all fees), Ripple will credit back the XRP equivalent of such difference into the Bailment Wallet(though no funds shall be transferred back into the Bailment Wallet).

Page 1 of 7	Ripple Confidential

b.	FX Margin Rate Rebate Prefunding Process. At the beginning of each calendar month (or the final business day before the beginning of the calendar month), Ripple may provide XRP to a segregated wallet directly and wholly controlled by Customer (“Bailment Wallet”) based upon Sender’s forecasted monthly transaction volume to be used towards the Rebate (“Prefunded Amount”). For the avoidance of doubt, the Prefunded Amount is distinct from any obligation by Ripple to fund the Bailment Wallet pursuant to a Commitment to Sell Agreement and Section 5.b. of Attachment B (XRP Terms and Conditions) shall not apply to the Prefunded Amount in the Bailment Wallet. Sender will utilize the Prefunded Amount solely for the purposes of applying the Rebate to each applicable Senders’ transaction until the Monthly Maximum Rebate of the Sender is reached. The Monthly Maximum Rebate will be applied in aggregate across every Hosted Services Corridor that the Sender is configured for under this Work Order and any other then-current Work Orders that are receiving the Rebate. At the end of each calendar month, the Prefunded Amount balance remaining from that calendar month will roll into the next month’s Prefunded Amount as applicable for Sender. Sender and Ripple agree to work together in good faith if the Prefunded Amount needs to be adjusted up or down based on the anticipated monthly transaction volume over the Hosted Services; provided, however, Ripple may decline to adjust such Prefunded Amount, for any reason or no reason, in its sole discretion. Use of the Prefunded Amount other than as described in this Work Order will be a material breach of this Agreement.

c.	Bailment Relationship. The Parties acknowledge and agree that the transfer of the Prefunded Amount to the Bailment Wallet is for administrative convenience to facilitate the settlement of Rebate. The Parties acknowledge and agree that Ripple’s transfer of the Prefunded Amount to the Bailment Wallet is neither a sale or purchase of such XRP by Customer nor a transfer or conveyance of legal title by Ripple to the Customer of the Prefunded Amount, and Customer holds such Prefunded Amount as a bailee for the benefit of Ripple. The Parties acknowledge and agree that neither Party shall treat Ripple’s funding of the Prefunded Amount to the Bailment Wallet as a sale or exchange for financial reporting purposes or for purposes of the United States Internal Revenue Code or state and local tax law purposes. Neither Party shall take a financial or tax reporting position, make a disclosure, or file a tax return with an applicable tax authority inconsistent with the foregoing.

d.	Bailment Wallet Keys. Customer shall not share the address of the Bailment Wallet with any third party other than Ripple and its affiliates. Customer acknowledges and agrees that the security of the Bailment Wallet created and maintained by Customer shall be the responsibility of Customer and not Ripple.

e.	No Commingling. Customer agrees to not deposit, commingle, or hold any XRP in the Bailment Wallet other than XRP transferred by Ripple pursuant to the Agreement or other XRP held by Customer as bailee on behalf of Ripple. Upon Customer’s breach of this Section 3.e, Customer shall be deemed to have withdrawn all XRP then held in the Bailment Wallet, and shall purchase all such XRP at the Breach Price calculated as of 12:00:01 AM PST on the date such commingling occurred.

f.	No Encumbrance. Customer represents and warrants that the Bailment Wallet and the assets held therein are not subject to any pledge, security interest, lien, or encumbrance other than in favor of Ripple. Further, Customer agrees to not sell, assign, transfer, pledge, hypothecate, encumber, or otherwise dispose of the Bailment Wallet, the Prefunded Amount, or Other Assets (as defined in Section 3.h below) therein other than in accordance with the terms of this Agreement. Upon Customer’s breach of this Section 3.f, Customer shall be deemed to have withdrawn all XRP then held in the Bailment Wallet, and shall purchase all such XRP at the Breach Price calculated as of 12:00:01 AM PST on the date such breach occurred.

Page 2 of 7	Ripple Confidential

g.	Return of Prefunded Amount. Without limiting Sections 3.e, 3.f and 3.h, on or prior to the applicable termination or expiration of the Work Order, Customer shall return any unused Prefunded Amount.

h.	Return of Other Assets. Without limiting Sections 3.e through 3.g, Customer shall deliver any other asset, property, right, or entitlement arising from a split, fork, airdrop, or similar occurrence in respect of the Prefunded Amount (collectively “Other Assets”), with such delivery being made to a wallet identified by Ripple, unless Ripple waives its rights to such Other Assets.

i.	XRP Origination. This Section 3 only applies in the limited event that Sender is using XRP as the Originating Currency.

j.	Monthly Maximum Rebate.

i.	If the monthly transaction volume is less than $[***] USD, the Monthly Maximum Rebate will be the XRP equivalent of $[***] USD in aggregate across all Receivers (whether or not covered by this Work Order);

ii.	If the monthly transaction volume is between $[***] and $[***] USD, the Monthly Maximum Rebate will be the XRP equivalent of $[***] USD in aggregate across all Receivers (whether or not covered by this Work Order); or

iii.	If the monthly transaction volume is greater than $[***] USD, the Monthly Maximum Rebate will be the XRP equivalent of $[***] USD in aggregate across all Receivers (whether or not covered by this Work Order).

4.	Additional Terms. Ripple may suspend the Rebate at any time with 5 days written notice in the event of a regulatory, compliance or commercial change in circumstances in its sole discretion. Nothing in this Work Order shall be construed to obligate Sender to send, or Receiver to receive, a minimum volume of transactions to the Hosted Service.

5.	XRP Origination. To the extent XRP is being purchased from Ripple Labs Inc or its affiliates for the purposes of XRP being the Originating Currency, such XRP purchases will be governed by a separate agreement with such other entity.

Page 3 of 7	Ripple Confidential

As of the Effective Date, the Parties agree to be bound, and have caused this Work Order to be executed, by their authorized representatives.

RIPPLE SERVICES INC.		TRANGLO PTE. LTD.

By:	/s/ Eric van Miltenburg	By:	/s/ Lee Yuan Hui
Name:	Eric van Miltenburg	Name:	Lee Yuan Hui
Title:	Director	Title:	Director
Date:	03 / 10 / 2022	Date:	03 / 11 / 2022
Address:	315 Montgomery Street, 2nd Fl. San Francisco, CA 94104 Attn: General Counsel	Address:	105 Cecil Street #22-11, The Octagon, Singapore 069534

Page 4 of 7	Ripple Confidential

Attachment A: Definitions

1.	“Exchange” means, for a RippleNet transaction, the digital asset exchange that lists the beneficiary fiat currency/XRP cross that is used by the Hosted Services and hosts the wallet utilized by the the Sender and the Receiver.
2.	“Breach Price” is equal to the real-time, USD/XRP spot rate as published on https://www.cryptocompare.com/, plus ten percent (10%).
3.	“FX Spot Rate” means the interbank exchange rate for the fiat currency pair, as such rate is reported at www.currencylayer.com, at approximately the time the Payout Amount (without fees) is available, and in no event more than one hour from such time. Ripple may substitute another data source to provide such rate, in its reasonable discretion.
4.	“Originating Currency” means the currency that the RippleNet transaction originates in.
5.	“Originating Exchange” means, for a RippleNet transaction, the digital asset exchange that lists the originating fiat currency/XRP cross that is used by the Hosted Services.
6.	“Payout Amount” means, for a RippleNet transaction, the actual amount of beneficiary currency that is available for Originating Currency.
7.	“Quote” means the quote returned by the Hosted Services for a potential RippleNet transaction, which contains, among other things, the estimated quotes from the Exchange.
8.	“Quoted Receiver Amount” means, for a RippleNet transaction, the amount of fiat currency that the Exchange would provide Customer in its real-time quote delivered through the Hosted Services prior to initiating an actual transaction, not including fees.
9.	“Receiver” means the owner of the receive-side XRP Wallet that is linked to RippleNet.
10.	“Receiver Amount” means, for a RippleNet transaction, the actual amount of beneficiary fiat currency transacted in the XRP to fiat currency transaction at the Exchange, not including fees.
11.	“Sender” means the party in sole control and direction of the Bailment Wallet or Sender Wallet where the transaction originates on RippleNet.
12.	“Wallet” means the electronic storage of XRP or fiat currency which is either hosted directly on the XRP Ledger or with a custodied wallet provider, like a digital asset exchange.
13.	“XRP Conversion Rate” means the price of XRP traded against USD on the Primary Market (as defined below) at approximately 9:00 a.m. PST on the payment date, as reported on https://tradeblock.com/markets/index/xrx. Transactions denominated in a currency other than USD will be converted to USD using the closing exchange rate on the date of each transaction for the purposes of calculating the Rebate payment amount. Exchange rates will be obtained from spot interbank rates. The ‘Primary Market” is the market for the exchange of XRP on the XRP Ledger where trades are made on the XRP/USD cross, which has the highest volume of trading as compared to the other XRP/USD crosses on the date prior to the XRP payment date.

Page 5 of 7	Ripple Confidential

ATTACHMENT B: XRP Terms and Conditions

1.	Scope. These XRP Terms and Conditions shall apply to all transfers of XRP, a digital asset native to the XRP Ledger, described under the agreement to which this Attachment (“XRP Terms and Conditions”), to Customer (“Recipient”) by Ripple.

2.	Delivery. Subject to Recipient’s cooperation with Ripple’s standard compliance policies and procedures necessary for any transfer of XRP hereunder, Ripple shall send XRP to wallet under the sole control and direction of Recipient and no other party. The Parties agree to fully cooperate in good faith in all respects in order to give effect to the terms of this clause.

3.	Taxes. Recipient shall bear all applicable taxes, duties, deductions, imposts, or governmental levies, including withholding taxes, transfer taxes, sales or use taxes, value- added taxes, stamp taxes, excise taxes, or other similar taxes (collectively “Taxes”) arising under this Agreement. Ripple shall have no obligation to indemnify, gross-up, or otherwise reimburse Recipient for applicable Taxes. If and to the extent applicable law obligates Ripple to deduct Taxes from any payment to Recipient including from a payment of XRP, Ripple shall timely deduct and remit such Taxes to the applicable tax authority and shall furnish Recipient with an official receipt or other appropriate evidence of such remittance. If requested by Ripple, Recipient shall promptly provide Ripple with a valid IRS W-9 form or a valid IRS series W-8 form, as appropriate. Any payment made by Recipient to Ripple under this Agreement including a return of XRP, shall be made free and clear of any Taxes. Without limiting the foregoing, Ripple and Recipient acknowledge and agree that net income taxes, franchise taxes, branch profit taxes, or similar income taxes imposed on a Party as a result of such Party being organized under the laws of, having its principal office, management and control, or employees located in, conducting business within, or by reason of another connection between Party and the jurisdiction imposing such tax, shall be the sole responsibility of such Party.

4.	Material Risks. Recipient acknowledges and assumes the following material risks associated with virtual currency, including XRP:

a.	Virtual currency is not legal tender, is not backed by any government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Investor Protection Corporation protections.

b.	Legislative and regulatory changes or actions at the state, federal, or international level may adversely affect the use, transfer, exchange, and value of virtual currency.

c.	Transactions in virtual currency may be irreversible and, accordingly, losses due to fraudulent or accidental transactions may not be recoverable.

d.	Some virtual currency transactions shall be deemed to be made when recorded on a public ledger, which is not necessarily the date or time that the transaction is initiated.

e.	The value of virtual currency may be derived from the continued willingness of market participants to exchange fiat currency for virtual currency, which may result in the potential for permanent and total loss of value of a particular virtual currency should the market for that virtual currency disappear.

Page 6 of 7	Ripple Confidential

f.	There is no assurance that a person who accepts a virtual currency as payment today will continue to do so in the future.

g.	The volatility and unpredictability of the price of virtual currency relative to fiat currency may result in significant loss over a short period of time.

h.	The nature of virtual currency may lead to an increased risk of fraud or cyber-attack.

i.	The nature of virtual currency means that any technological difficulties experienced by Ripple or Recipient may prevent the access or use of Recipient’s virtual currency.

5.	Risk of Loss.

a.	With respect to any payment of XRP from Ripple to Recipient under these XRP Terms and Conditions, Recipient acknowledges and agrees that Recipient cannot cancel, reverse, or change any XRP transfer that has been completed, as recorded on the XRP Ledger.

b.	Immediately upon Ripple’s delivery of XRP to Recipient, all title to and risk of loss related to such XRP passes to Recipient. Recipient acknowledges and agrees that Ripple, its affiliates, employees, directors and officers (“Ripple Parties”) have no liability to Recipient or any third party for any loss theft or misuse of any XRP that Ripple has actually delivered to Recipient as provided in these XRP Terms and Conditions.

c.	Recipient acknowledges and agrees that Recipient is solely responsible for maintaining adequate security and control of any and all IDs, passwords, hints, personal identification numbers (PINs), secret keys or any other codes that it uses to access its XRP, including any XRP it receives under this these XRP Terms and Conditions (“Recipient Credentials”). Any loss or compromise of Recipient Credentials may result in unauthorized access to XRP by third-parties and the loss or theft of such XRP. Ripple Parties assume no responsibility for any loss that Recipient may sustain due to compromise of Recipient Credentials.

d.	Recipient shall have no recourse against Ripple Parties for any liabilities of any type incurred by Recipient and/or any of its affiliates as a result of its use, resale or distribution of XRP, including but not limited to the materialization of any of the risks in Section 4 (Material Risks) or losses associated with the decline in market value of XRP for any reason. Recipient acknowledges and agrees that XRP does not represent a right to make any demand on Ripple. Recipient acknowledges and agrees that Ripple has no obligation to redeem or exchange XRP for monetary value, goods, services or any other item.

Page 7 of 7	Ripple Confidential